                                                                    EXHIBIT 99.1


                               TITAN PRESS RELEASE
           TITAN ACQUISITION OF ADVANCED COMMUNICATION SYSTEMS CLOSES


SAN DIEGO, CA -- February 28, 2000 - THE TITAN CORPORATION (NYSE: TTN) today announced that the previously announced acquisition of Advanced Communication Systems has closed. The closing of the transaction followed a vote by Advanced Communication Systems shareholders approving the transaction. As a result of the transaction, shareholders of Advanced Communication Systems will receive .57 shares of Titan common stock for each share of Advanced Communication Systems in a tax-free exchange accounted for as a pooling of interests. The ratio was determined based on the average closing price of Titan common stock on the NYSE for the ten trading days ending February 23, 2000.

The Advanced Communication Systems acquisition nearly doubles the size of Titan's technical workforce and greatly expands Titan's customer base. Advanced Communication Systems recently announced a new 5-year contract with the Air Force with a potential value of $50 million, significantly strengthening Titan's relationship with the Air Force. Advanced Communication Systems also provides Titan's technology incubator several new technologies which may have the potential for commercialization. The acquisition brings the annual run rate in Titan Systems Corporation, Titan's defense information technology business, to more than $600 million, increases backlog to more than $1.6 billion, and significantly increases cash flow, providing Titan with additional dollars to invest in its rapidly growing commercial businesses -- e-business solutions, satellite telephony, and food pasteurization.

Headquartered in San Diego, California, The Titan Corporation is an incubator of technology based commercial businesses, offering innovative technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, Titan markets the leading technology for the electronic pasteurization of food products and is continually identifying promising technologies suitable for commercialization. The company has 5,400 employees, annualized sales of approximately $725 million and total backlog in excess of $1.6 billion.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including our outlook on the future performance of our core businesses and our growth strategies, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.

INVESTOR RELATIONS CONTACT:
Rochelle Bold
VP Investor Relations
Titan Corporation
(858) 552-9400 -- invest@titan.com
                  ----------------



                                     - 6 -